EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-112168) and related Prospectus of Viragen, Inc. for the registration of 29,757,000 shares of its common stock and to the incorporation by reference therein of our report dated September 9, 2003 (except for Note R as to which the date is September 29, 2003), with respect to the consolidated financial statements of Viragen, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Lauderdale, Florida
February 2, 2004